EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Edible Garden AG Incorporated on Form S-1 (File Nos. 333-268800, 333-269545, 333-274080), Form S-3 (File Nos. 333-260655 and 333-273209), and Form S-8 (File Nos. 333-267441 and 333-273208) of our report dated April 1, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Edible Garden AG Incorporated as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022, which report is included in this Annual Report on Form 10-K of Edible Garden AG Incorporated for the year ended December 31, 2023.

/s/ Marcum LLP

Marcum LLP

Costa Mesa, California

April 1, 2024